Exhibit 99.2

Vroom, Inc. Announces Upsize and Pricing of its $550,000,000 Convertible Senior Notes Offering

NEW YORK — (BUSINESS WIRE) — June 16, 2021 — Vroom, Inc. (Nasdaq: VRM) (“Vroom”) today announced the pricing of its offering of $550,000,000 aggregate principal amount of 0.750% convertible senior notes due 2026 (the “notes”) in a private offering to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). The offering size was increased from the previously announced offering size of $500,000,000 aggregate principal amount of notes. The issuance and sale of the notes are scheduled to settle on June 18, 2021, subject to customary closing conditions. Vroom also granted the initial purchasers of the notes an option to purchase, for settlement within a period of 13 days from, and including, the date notes are first issued, up to an additional $75,000,000 principal amount of notes.

The notes will be senior, unsecured obligations of Vroom and will accrue interest at a rate of 0.750% per annum, payable semi-annually in arrears on January 1 and July 1 of each year, beginning on January 1, 2022. The notes will mature on July 1, 2026, unless earlier repurchased, redeemed or converted. Before April 1, 2026, noteholders will have the right to convert their notes only upon the occurrence of certain events. From and after April 1, 2026, noteholders may convert their notes at any time at their election until the close of business on the second scheduled trading day immediately before the maturity date. Vroom will settle conversions by paying or delivering, as applicable, cash, shares of its common stock or a combination of cash and shares of its common stock, at Vroom’s election. The initial conversion rate is 17.8527 shares of common stock per $1,000 principal amount of notes, which represents an initial conversion price of approximately $56.01 per share of common stock. The initial conversion price represents a premium of approximately 40% over the last reported sale of $40.01 per share of Vroom’s common stock on June 15, 2021. The conversion rate and conversion price will be subject to adjustment upon the occurrence of certain events.

The notes will be redeemable, in whole or in part (subject to a partial redemption limitation), for cash at Vroom’s option at any time on or after July 6, 2024 and on or before the 40th scheduled trading day immediately before the maturity date, but only if the last reported sale price per share of Vroom’s common stock exceeds 130% of the conversion price for a specified period of time.

The redemption price will be equal to the principal amount of the notes to be redeemed, plus accrued and unpaid interest, if any, to, but excluding, the redemption date.

If a “fundamental change” (as defined in the indenture for the notes) occurs, then, subject to a limited exception, noteholders may require Vroom to repurchase their notes for cash. The repurchase price will be equal to the principal amount of the notes to be repurchased, plus accrued and unpaid interest, if any, to, but excluding, the applicable repurchase date.

Vroom estimates that the net proceeds from the offering will be approximately $535.7 million (or approximately $608.9 million if the initial purchasers fully exercise their option to purchase additional notes), after deducting the initial purchasers’ discounts and commissions and estimated offering expenses. Vroom intends to use the net proceeds from the offering for general corporate purposes, including advertising and marketing, expansion of its proprietary logistics operations, increased resources in its customer experience team, technology development, working capital, operating expenses and capital expenditures. Vroom may also use a portion of the net proceeds to acquire or invest in businesses, products, services or technologies; however, Vroom does not have agreements or commitments for any material acquisitions or investments at this time.

The offer and sale of the notes and any shares of common stock issuable upon conversion of the notes have not been, and will not be, registered under the Securities Act or any other securities laws, and the notes and any such shares cannot be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and any other applicable securities laws. This press release does not constitute an offer to sell, or the solicitation of an offer to buy, the notes or any shares of common stock issuable upon conversion of the notes, nor will there be any sale of the notes or any such shares, in any state or other jurisdiction in which such offer, sale or solicitation would be unlawful.

About Vroom, Inc.

Vroom is an innovative, end-to-end ecommerce platform designed to offer a better way to buy and a better way to sell used vehicles. The company’s scalable, data-driven technology brings all phases of the vehicle buying and selling process to consumers wherever they are and offers an extensive selection of vehicles, transparent pricing, competitive financing, and at-home pick-up and delivery. Vroom is based in New York and Houston and also operates the Texas Direct Auto and CarStory brands.

Forward-Looking Statements:

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including without limitation statements relating to the satisfaction of customary closing conditions with respect to the offering and the anticipated use of the net proceeds of the offering. These statements are based on management’s current assumptions and are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. For factors that could cause actual results to differ materially from the forward-looking statements in this press release, please see the risks and uncertainties identified under the heading “Risk Factors” in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2021 filed with the SEC and our Annual Report on Form 10-K for the year ended December 31, 2021 filed with the SEC, as such factors may be updated from time to time in our other filings with the SEC, which are accessible on the SEC website at www.sec.gov. All forward-looking statements reflect our beliefs and assumptions only as of the date of this press release. Vroom undertakes no obligation to update forward-looking statements to reflect future events or circumstances.

Investor Relations:

Vroom

Allen Miller

investors@vroom.com

Source: Vroom, Inc.

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